Exhibit 12

                                CIGNA CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                                                          Year ended December 31,
                                                              1997       1996       1995       1994       1993
                                                              ----       ----       ----       ----       ----
                                                                           (In millions)
Income before income taxes ............................     $1,650     $1,601       $251       $805       $165
                                                            ------     ------       ----     ------       ----
Fixed charges included in income:
    Interest expense...................................        127        102        120        121        124
    Interest portion of rental expense.................         94         86         99        102        114
                                                            ------     ------       ----     ------       ----
       Total fixed charges included in income..........        221        188        219        223        238
                                                            ------     ------       ----     ------       ----
Income available for fixed charges.....................     $1,871     $1,789       $470     $1,028       $403
                                                            ------     ------       ----     ------       ----
Ratio of earnings to fixed charges.....................        8.5        9.5        2.1        4.6        1.7
                                                            ======     ======       ====     ======       ====